ATHENA SILVER CORPORATION COMPLES PRIVATE PLACEMENT AND COMMENCES SECOND YEAR ON ITS LANGTRY SILVER PROJECT

FOR IMMEDIATE RELEASE                                                        March 23, 2011

Boulder, Co -- Athena Silver Corporation (OTCBB- AHNR), a domestic silver exploration company focused in the Western United States, announced today a completed private placement of 2,430,000 shares of its common stock at $0.25 for gross proceeds of $607,500.   After expenses of the offering, Athena expects to realize approximately $550,000 in net cash proceeds.  A related party purchased 1,000,000 of the shares in the private offering.

John Power, President of Athena Silver Corporation said, “I am excited we have raised the funds to aggressively but prudently move our Langtry project forward.   The proceeds from this private offering will be used to pay the final costs related to our recently completed drilling program, our annual lease payment under the Langtry lease and option, and other working capital purposes. In addition, once all of the assays from our drilling program have been completed and evaluated, we will have sufficient capital for our  next important milestones including extensive metallurgical studies and  possibly a  N I 43-101 technical report to further assess and quantify the mineral resources on the property.”

Athena also announced it made its annual lease payment on the Langtry claims March 15, 2011, marking the start of the second year of the lease and option.  Langtry property owner and lessor, Bruce Strachan, said, “Athena has out-performed my expectations during the first year of the lease, and I’m truly impressed with the team of highly skilled professional geologists and consultants designing and guiding the exploration and development efforts.  I continue to be extremely encouraged about the potential of this project.”

The securities were offered and issued only to accredited investors in a private placement transaction under Section 4(2) under the Securities Act of 1933, as amended, and the rules and regulations promulgated there under. Accordingly, the securities offered in this placement have not been registered under the Securities Act of 1933, as amended, or state securities laws, and cannot be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements.

Athena Silver Corporation entered into a 20-year mining lease with option to purchase the Langtry claims on March 15, 2010. The Langtry property consists of 20 patented claims comprising 413.22 acres in the Calico Mining District of San Bernardino County, California.   The lease/purchase agreement is subject to continuing financial and work commitments on the claims and other royalties more fully described in the Company’s filings, available on the SEC’s website at www.sec.gov.

We have no reportable mineral reserves within SEC reporting requirements. Even if we confirm the existence of silver resources, it may not be of sufficient quantity so as to warrant recovery. Additionally, even if we find silver in sufficient quantity to warrant recovery it ultimately may not be recoverable. Finally, even if any silver is recoverable, we do not know whether this can be done at a profit. Failure to locate silver resources in economically recoverable quantities will cause us to suspend operations.

Safe Harbor

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such statement reflects the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur and actual results could differ materially from those presented. A discussion of important factors that could cause actual results to differ from those presented is included in the Company’s periodic reports filed with the Securities and Exchange Commission at www.sec.gov.

For more information, contact:

John Power 707-884-3766 or information@athenasilver.com